EXHIBIT 7.3

                     M&I PERSONAL LINE OF CREDIT AGREEMENT
         (Lines to individuals over $25,000 not secured by real estate)

CHRISTOPHER JOHN GOOD              06/14/2000               $100,000.00
--------------------------------------------------------------------------------
Customer                           Date                     Credit Line

Loans.  The undersigned ("Customer," whether one or more) requests that M&I Bank
-----
("Bank") lend to Customer from time to time such amounts as Customer requests in accordance with this Agreement ("Loans"). Subject to the terms of this Agreement, Bank agrees to make Loans up to the aggregate principal amount of the Credit Line indicated above at any time outstanding ("Credit Line"). Customer may obtain Loans under this Agreement until June 14, 2001 ("Termination
                                               -----------------
Date") or any other date on which Customer or Bank terminate this Agreement pursuant to paragraph 4 on reverse side. ( X ) if checked here, the Termination Date shall be automatically extended from year to year unless the Bank gives Customer notice to the contrary at least 15 days prior to the Termination Date or the annual anniversary of such date. Bank is not obligated to but may make Loans in excess of the Credit Line. Customer agrees to pay to the order of Bank at its offices all Loans as recorded and reflected on Bank's records.

Proceeds.  Bank will disburse Loan  proceeds to Customer deposit account  number
--------
------------- or by deposit to any deposit account at Bank to which any Customer is a party or by other means acceptable to Bank.

Interest.  Unpaid  principal balances bear  interest before maturity  at a  rate
--------
equal to    -0-   percentage points  in excess of  the prime  rate of  interest
          -------
adopted by Bank as its base rate for interest rate determinations from time to time (with the rate changing as and when that prime rate changes). Interest is computed for this actual number of days principal is unpaid on the basis of a
   360    day year.  Unpaid principal and interest bear interest after  maturity
---------
(whether by acceleration or lapse of time) at a rate which would otherwise be applicable, plus 2 percentage points, computed on the same basis.

Payments.  Interest is payable on    July 14, 2000    , and on the same date  of
--------                           -------------------
each CONSECUTIVE month  thereafter and at  maturity.  The  total unpaid  balance
     -----------
shall mature and be due and payable in full on a date of termination pursuant to paragraph 4 on reverse side.

Security.   This  Agreement is  secured  by  all existing  and  future  security
--------
agreement's between Bank and Customer, between Bank and any guarantor of this Agreement, and between Bank and any other person providing collateral security for Customer's obligations. However, this Agreement is not secured by real estate. Unless a lien would be prohibited by law or would render a nontaxable account taxable. Customer grants to Bank a security interest and lien in any deposit account Customer may at any time have with bank. Bank may, at any time after an occurrence of an event of default, without notice or demand, set off against any deposit balances or other money now or hereafter owed any Customer by Bank any amount unpaid under this Agreement.

Pre-Authorized Payments
-----------------------

Bank is authorized to automatically charge  payments due under the Agreement  to
account #      N/A      at     N/A     .
         --------------    ------------

For Wisconsin  married  residents  only.    The  obligation  evidenced  by  this
Agreement is being incurred in the interest of my marriage or family.

X                 N/A                     X                 N/A
  -----------------------------------       ------------------------------------

                             ADDITIONAL PROVISIONS

6.   LOAN PURPOSE
     STOCK COLLATERAL:   Customer agrees not to use Loans to purchase margin
                         stock within the meaning of Regulation U of the Board of Governor's of the Federal Reserve System. If Loans are

                              Page 14 of 16 Pages

                         secured by margin stock and if requested by Bank, Customer agrees to deliver to Bank the Federal Reserve Form U-1.

7.   CO-CUSTOMERS:       Any Customer may request Loans.  All Customers are
                         jointly and severally liable for all Loans and other obligations under this Agreement. Bank may at its option and without notice refuse any request for a Loan or any other request with respect to this Agreement upon Request of any Customer or upon receipt of inconsistent instructions from Customers. Customer acknowledges that Bank has not made any representations or warranties with respect to, and that Bank does not assume any responsibility to Customer for, the collectably or enforcability of this Agreement or the financial condition of any Customer. Each Customer has independently determined the collectability and enforcability of this Agreement.

8.   CREDIT INFORMATION:
     CONSENTS Customer agrees to furnish or will authorize to be furnished such credit and financial information including, but not limited to current financial statement as the Bank may require from time to time. Customer authorizes Bank to investigate Customer's credit standing prior to Bank's acceptance of this Agreement and at any time thereafter. Customer authorizes Bank to disclose financial and other information about Customer to others. Without effecting the liability of any Customer or guarantor, Bank may from time to time, without notice, accept partial payments, release or impair any collateral security for the payment of this Agreement, agree not to sue any party liable on it, or renew or extend the time for payment.

9.   TERMINATION:        Bank may terminate Customer's right to obtain Loans
                         under this Agreement at any time upon the occurrence of one or more of the following events: (a) Customer is in default for nonpayment or for breach of a covenant which materially impairs Bank's right in any collateral securing this Agreement, (b) Customer requests Loans in excess of the Credit Line or such lesser amount as may be available to Customer under this Agreement, (c) Bank discovers that information provided by Customer in connection with this Agreement was false or fraudulent to any material respect, or (d) Bank discovers a materially adverse change in Customer's financial condition. Any Customer may terminate all rights to obtain Loans under this Agreement at any time by written notice to Bank, and such notice of termination shall be binding on each Customer. Termination, for whatever reason, does not affect Bank's rights, powers and privileges, or Customer's duties and liabilities with regard to the than existing Loan benefits.

10.  DEFAULT AND
     ACCELERATION:       Upon the occurrence of any one or more of the following
                         events of default: (a) Customer fails to pay any amount when due under this Agreement or under any other instrument evidencing any other indebtedness of any Customer to Bank, (b) any representation or warranty made under this Agreement or information provided by Customer in connection with this Agreement is or was false or fraudulent in any material respect, (c) a material adverse change occurs in Customer's financial condition, (d) Customer fails to timely observe or perform any of the covenants or duties contained in this Agreement, (e) any guaranty of Customer's obligations under this Agreement is revoked or becomes unenforceable for any reason or any such guarantor dies, or (f) an event of default occurs under any security agreement securing payment under this Agreement, then, at Bank's option, and upon written or verbal notice to any Customer, Bank's obligation to make Loans under this Agreement shall terminate and this total unpaid balance shall become immediately due and payable without [?], demand, protest, or further notice of any kind, all of which are hereby expressly waived by Customer. Bank's obligation to make Loans under this Agreement will automatically terminate and the total unpaid balance shall automatically become due and payable in the event any Customer or guarantor becomes

                              Page 15 of 16 Pages

                         the subject of bankruptcy or other insolvency proceedings. Bank's receipt of any payment on this Agreement after the occurrence of an event of default shall not constitute a waiver of the default of the Bank's rights and remedies upon such default. All Customer's and guarantors agree to pay all costs of collecting before and after judgment, including reasonable attorneys' fees (including those incurred in successful defenses or settlement of any counterclaim brought by Customer or incident to any action or proceeding involving Customer brought pursuant to the United State Bankruptcy Code) providing, however, that if Arizona law is applicable to this Agreement and if the Credit Line is $10,000 or less. Customer agrees to pay court costs, expenses and reasonable attorneys' fees if the Loans are referred for collection to an attorney other than a salaried employee of Bank.

                         Bank may amend the terms of this Agreement including the Credit Line, from time to time, and will mail to Customer at Customer's last known address shown on the records of Bank, advance written notice of any such amendment. To the extent permitted by law, amendments will apply to outstanding Loan balances and to future Loans.

11.  AMENDMENT:          To the extent not prohibited by law, Customer consents
                         that venue for any legal proceeding relating to collection of this Agreement shall be at Bank's option, the county in which Bank has its principal office in this state, the county in which any Customer resides of the court in which this Agreement was executed.
                         Neither this Agreement nor any of Customer's rights under it are assignable.

12.  VENUE ASSIGNMENT:   The validity, construction and enforcement of this
                         Agreement are governed by the laws of the state in
                         which Bank is chartered or has its main office.
                         Invalidity of any provision of this Agreement shall not
                         effect the validity of any other provision of this
                         Agreement.  As terms not otherwise defined have the
                         meaning assigned to them by the Uniform Commercial
                         Code.  This Agreement is intended by the Bank
13.  INTERPRETATION:     and Customer as a final expression of their Agreement
                         and as a completes and exclusive statement of its terms, there being no conditions to the full effectiveness of this Agreement except as set forth in this Agreement. The provisions of this Agreement shall control whenever inconsistences with provisions of any agreement securing this Agreement.

                       PREAUTHORIZED TRANSFER DISCLOSURE

When Customer authorize Bank to obtain payment of amounts becoming due Bank by initiating charges to Customer's account, Customer also requests and authorize remitting financial institution to start and honor same and to charge same to Customer's account. This authorization will remain in effect until Customer notifies Bank and the remitting financial institution in writing to terminate this authorization and Bank and remitting institution are not the same, the Customer is an individual, the account was established primarily for personal, family or household purpose and the regular payments may vary in amount, the Customer has the right to receive a notice from Bank 10 days before each payment of how much the payment will be, however, by signing this Agreement, Customer elects to receive notice only when current payment would differ by more than 100% from previous payment.

                             Page 16 of 16 Pages